Exhibit 11.7

VEDANTA LIMITED

CODE OF BUSINESS CONDUCT AND ETHICS

Document Name	Code of Business Conduct and Ethics
Company	Vedanta Limited
Revised on	Board Meeting dated January 28, 2022
Earlier Versions Revised on	Board Meeting dated April 29, 2015
Board Meeting dated October 29, 2014

Contents
How we work	3

Introduction	4

Applicability	4

Objectives	4

Seeking Help & Information	4

Anti-Corruption & Bribery	5

CSR, Charity & Sponsorship	6

Gifts, Entertainment & Hospitality	6

Political Activities & Personal Political Contributions	8

Relationship with Business Partners	8

Accuracy of Company Records	9

Prevention of Fraud	9

Anti-Money Laundering	9

Sanctions & Trade Controls	10

Our People - Human Rights and Equal Opportunity	10

Prevention of Sexual Harassment	10

Conflict of Interest	11

Protection & Use of Company Assets	11

Confidentiality	12

Insider Trading	13

Fair Dealing	14

Quality of Products & Services	14

Environment Health and Safety	15

Media & Communication	15

Reporting Violations of the Code of Conduct	16

Glossary	16

Waivers of the Code	17

Conclusion	17

Acknowledgement of the Code	18

Annexure-1: Duties of Independent Director	19

Annexure-2: Anti-Bribery and Anti-Corruption Policy	20

Annexure-3: Whistle Blower Policy	22

Annexure-4: Anti-Trust Guidance Notes	25

How we work

Vedanta is committed to conducting business with responsibility and integrity. Our daily conduct reflects our core values and purpose which are integral to our brand and reputation. We must ensure that our actions and policies are not only in compliance with applicable laws and regulations, but also in line with the highest standards of business ethics and integrity.

Vedanta – Core Values

Trust / Entrepreneurship / Innovation / Excellence / Integrity / Respect / Care

Trust: We actively foster a culture of mutual trust in our interactions with our stakeholders and encourage an open dialogue which ensures mutual respect.

Entrepreneurship: At Vedanta, our people are our most important assets. We actively encourage their development and support them in pursuing their goals.

Innovation: We embrace a conducive environment for encouraging innovation that leads to a Zero harm environment and exemplifying optimal utilization of natural resources, improved efficiencies, and recoveries of by-products.

Excellence: Our primary focus is delivering value of the highest standard to our stakeholders. We are constantly motivated on improving our costs and improving our quality of production in each of our business through a culture of best practice benchmarking.

Integrity: We place utmost importance to engaging ethically and transparently with all our stakeholders, taking accountability of our actions to maintain the highest standards of professionalism, and complying with international policies and procedures.

Respect: We lay consistent emphasis on Human Rights, respect the principle of free, prior, informed consent, while our engagements with stakeholders give local communities the opportunity to voice their opinions and concerns.

Care: As we continue to grow, we are committed to the triple bottom line of People, Planet and Prosperity to create a sustainable future in a zero harm environment for our communities.

Vedanta – Core Purpose

Vedanta is a globally diversified natural resources company with low cost operations. We empower our people to drive excellence and innovation to create value for our stakeholders. We demonstrate world-class standards of governance, safety, sustainability, and social responsibility.

Introduction

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The Vedanta Limited Code of Business Conduct & Ethics (‘Code of Conduct’ or ‘Code’) provides the general rules for our professional conduct so that the business of the Company is consistent with our values and core purpose.

This Code must be read in letter as well as in spirit.

Applicability

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This Code applies to all directors, officers, and employees of the Company and its subsidiaries (which, unless the context otherwise requires, are collectively referred to in this code as the “Company”). This code is also applicable to vendors, service providers and third parties dealing with Vedanta and when dealing on Vedanta’s behalf.

•	The Code also covers the ‘Duties of Independent Directors’ as annexed in Annexure-1 to this Code and as prescribed in Schedule IV to the Companies Act, 2013.

Objectives

The Code aims to achieve the following objectives:

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Establishing the rules and principles to be adhered to by employees to ensure ethical business conduct, demonstrating financial and operational excellence and making a positive contribution to our community and society.

•	Providing directives for compliance with applicable governmental laws, rules, and regulations;

•	Governing our conduct towards others during our business interactions, which includes

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Respectful conduct and behavior of employees towards each other. Employees are expected to respect their colleagues and not to harass them by their conduct, sexually or otherwise. This is covered in detail under the ‘Policy on Prevention, Prohibition And Redressal of Sexual Harassment at Workplace’ of the Company.

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Zero tolerance to bribery and unethical practices during interactions with regulators or other external parties and providing honest and fair disclosures where required, in compliance with local laws and regulations.

•	Honest and ethical conduct while interacting with business partners and other third parties without any compromise or conflicts of interest between personal and professional relationships;

•	Providing instructions for timely reporting of relevant disclosures such as gifts or conflict of interest etc.

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Establishing protocol for seeking counsel or clarification or raising any concerns especially for violations of this code. Providing the details of suitable contact persons and channels for these communications.

Seeking Help & Information

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This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first.

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If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Secretarial/Legal Department. You may also seek help from or submit information to the Company by writing to the Company at the email address sgl.whistleblower@vedanta.co.in. You may remain anonymous and will not be required to reveal your identity in your communication to the Company. This Code applies irrespective of the country in which business is being conducted. Where there are differences between the local law and the requirements of this Code, you must apply either these requirements or the local law, whichever sets the highest standard of behaviour. If in doubt on a local law requirement, please seek guidance from the legal department.

Anti-Corruption & Bribery

•	Bribery is the offer, promise, giving, demanding or acceptance of an advantage as an inducement for an action which is illegal, unethical or a breach of trust.

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Corruption is the misuse of public office or a business position for private gain. Bribery of Public Officials or agents, whether public or private, is prohibited and individuals who engage in bribery face a real risk of imprisonment. Bribery of Public Officials or agents, whether public or private is prohibited under the Prevention of Corruption Act, 1988.

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The Foreign Corrupt Practices Act (the “FCPA”) prohibits the Company, its Employees and Service Providers from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any Public Official, political party, candidate for political office or official of a public international organization. FCPA prohibits the payment of bribes, kickback, or other inducements to foreign officials. This prohibition also extends to payments to a Service Provider if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

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The UK Bribery Act (“UKBA”) also prohibits company and its associated persons from offering, promising, or giving any financial or other advantage to bring about the improper performance by another person of a relevant function or activity, to influence a Public Official in performance of his or her official functions with an intention to obtain or retain business or an advantage in the conduct of business. Further, receipt of bribe is also covered by the act and is an offence under it. The UKBA prohibits payment and receipt of bribes directly or indirectly through associated person. For the purpose of this clause “associated person” shall mean Agents, intermediaries, consultants, freight forwarders, contractors, advisers, suppliers, subsidiaries, third party service providers and other business partners who provide services to Company.

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We must endeavour to comply with all applicable Anti-Corruption Legislations that the Company is subject to, including the Prevention of Corruption Act, 1988 which criminalizes bribes accepted by Public Servants, the UK Bribery Act, and the U.S. Foreign Corrupt Practices Act.

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Facilitation payments are payments made to Public Officials to speed up an administrative process, the outcome of which is pre-determined. Facilitation payments are also considered akin to acts of Bribery and Corruption. The Company prohibits making any kind of facilitation payments in the course of business.

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The Company and its employees shall not offer or provide an undue monetary or other benefit to any person or persons, including public officials, customers, or employees, in violation of laws and the officials’ legal duties in order to receive any improper advantage or to obtain or retain business.

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Employees must never seek or accept any payment, personal benefits or favors through their position with the Company, which might influence or appear to influence any business decisions or transactions.

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Employees and service providers must not use subcontracts, purchase orders, consulting agreements, etc., as means of channeling payments to Public Officials, to employees of business partners or to their relatives / business associates or others.

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Always be truthful, accurate, cooperative, and courteous when dealing with government or regulatory agency officials in the course of business. Notify and seek advice from your Supervisor or the Legal/Secretarial team if you receive a non-routine request from a government or regulatory agency official. Stand firm against possible corruption. Never offer anything of value to obtain an actual or perceived improper advantage.

•	The Company follows a zero-tolerance approach towards bribery or any corrupt act.

CSR, Charity & Sponsorship

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We have an obligation to the communities in which we operate to help in whatever way we can to improve the quality of life for all. The Company has established the Corporate Social Responsibility Policy to govern all activities for voluntary and affirmative action to support the economically weaker sections and the Communities where we operate

•	Contributions towards Corporate Social Responsibility are be governed as per the provisions of the Corporate Social Responsibility Policy as well as the applicable law.

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Employees should be mindful that Charitable Contributions might be, in some circumstances, used to disguise Bribery/Corruption. We must be diligent to ensure that Charitable Contributions are not misused as a Bribe.

•	To mitigate the risk of perceived bribery or corruption, all Charitable Contributions must be made through the CSR Policy.

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The Company may sponsor sporting or cultural events. Bribery and Corruption may be disguised as Sponsorships in certain circumstances. We must be diligent to ensure that sponsorship payments do not constitute a bribe.

•	Employees may provide Charitable contributions in their personal capacity. However, these personal contributions must not be made as representatives of the Company or reimbursed by the Company.

Gifts, Entertainment & Hospitality

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Generally, it is not acceptable to exchange gifts with business partners/customers and authorities since this may imply influence or the potential to influence in favor of the employee/Company and compromise objectivity in decision making.

•	Individuals should make every effort to refuse or return gifts.

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Under exceptional circumstances if gifts are to be accepted then the same should be reported to your immediate superior and deposited with the Company Secretary / Legal Head of the Business. Perishable gift items may be distributed in office.

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The Company recognizes that it may be customary to receive and give nominal gifts (such as stationery, consumables, flowers, etc.) to our business partners and colleagues on special occasions like marriages, celebrations etc. as long as such gift is within the norms of the Company’s gift policy and is not meant to influence decision making in any manner.

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Likewise, bona fide hospitality and promotional, or other business expenditure which seeks to improve the image of a commercial organization, better to present products and services, or establish cordial relations, is recognized as an established and important part of doing business, as long as it is within reasonable monetary limits.

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Employees should not seek or accept any benefits or hospitality which might be reasonably believed to influence business decisions or transactions and which are not within the bounds of customary business hospitality.

•	The following actions are strictly prohibited and employees must be cognizant of these, while dealing with Gifts:

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It is prohibited to offer loans, cash or personal cheques, gifts that may be illegal (anything offered to a government official in breach of local or international bribery laws) and gifts of an inappropriate nature. The test to be applied while giving gifts is whether they could be intended, or even be reasonably interpreted, as a reward or encouragement or inducement for a favor or for preferential treatment. If the answer is yes, the gifts are prohibited.

•	Never personally pay for a gift to avoid complying with entity’s code of conduct.

•	Never offer gifts to any entity involved in a bid or tender with the Company.

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Giving/accepting of Gifts and Entertainment should not violate provision of any applicable laws & regulations including Prevention of Corruption Act, Foreign Corrupt Practices Act, The UK Bribery Act, and this Code.

•	No Gifts and Entertainment, no matter how small, should be received or provided if it can reasonably be expected to:

•	Affect the outcome of a business decision or transaction

•	Confer any advantage on Company or the recipient or

•	Otherwise create the appearance of impropriety

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Providing/attending business lunches or dinners or a casual meal in the course of a business meeting or discussion is not unusual and considered appropriate provided there is no corrupt intent or any ulterior I malicious motive behind the event.

•	Corporate Gifts: Exchange of gifts on occasion of festivals such as Diwali, Christmas, New Year, etc.

•	Approval of Gifts and Entertainment

Subject to this Code, offering of Gifts and Entertainment for and on behalf of the Company shall be subject to prior approval as per following matrix:

Particulars	Approval required from
Lunch/Dinner meeting with vendors etc. - employee to use personal judgement	Line ExCo

Gifts for special occasions such as Diwali, Christmas, New Year, milestone etc.	CEO & CFO

Organizing Corporate Entertainment events/Vendor Events etc.	CEO & CFO

The value of gift for all purposes includes all taxes and the cost of itching logo or other branding items on the gift.

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All requests for giving or accepting Gifts and Entertainment and approval for the same under this policy, should be in writing & documented. Any oral request from an employee under the policy and I or oral conformation for giving or accepting Gifts and Entertainment shall not be regarded as a valid request or approval in the matter.

•	Gifts, Entertainment & Hospitality expenses incurred should be properly accounted for on expense reports.

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In addition, details of all Gifts and Entertainment provided by Company or its employees must be recorded in the Register of Gifts. The Company Secretary shall provide a bi-annual report to the CEO on the gifts received.

Political Activities & Personal Political Contributions

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The Company respects the right of every employee to have political and religious beliefs and affiliations that are legal and permitted by law. However, all political and religious activities are personal in nature and should not be performed during office hours and on office premises.

•	You must not:

•	Use Company’s time, money, or resources to support or encourage political activities.

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Solicit contributions for any religious or political activity or conduct any such activity in the office premises. However, offices may celebrate a few well-known festivals like Christmas, Diwali etc. or in which all employees are invited to participate.

•	Contribute Company funds for any political purpose without authority from the board.

•	Seek public related office without prior permission

•	Undertake or participate in any political or religious propaganda within the office premises.

•	Join or be a member of any banned or extremist outfit.

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Specifically no funds or assets of the Group may be contributed to any political party or organization or to any individual who either holds public office or is a candidate for public office except where such a contribution is permitted by applicable law and has been authorized by the Chairman or the Board of Directors.

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In addition, neither the Company nor any of its subsidiaries may under any circumstances make donations or contributions to political organizations in the United Kingdom, United States or European Union. Should any such donations be contemplated by the Board of Directors, then shareholder approval should be sought in advance.

•	Employees may offer political contributions in their personal capacity, but such contributions should never be made as representatives of the Company.

Relationship with Business Partners

•	The Company deals fairly and honestly with its Business Partners. Business Partners include our suppliers, service providers, vendors, contractors, consultants, etc.

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We must ensure that our Business Partners meet our high standards for responsible behavior. To achieve this aim, social, ethical, and environmental considerations will become an integral part of how we evaluate and select our Business Partners.

•	We should be mindful of which business partners we engage with. We must follow our procurement processes diligently and ensure that the following aspects are monitored: :

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Ethics & Compliance: Our procurement processes aims to surface ethical issues and regulatory non-compliance. Where serious ethical issues are identified, Business Partners should be excluded from doing business with us.

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Environment: Our procurement process will ensure that we take all possible steps to make sure our Business Partners do not unnecessarily impact the environment in the way they produce, consume, and dispose of materials.

•	The Company has developed a Supplier Code of Conduct. All our Business Partners should comply with the Supplier Code of Conduct.

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Employees dealing with suppliers should carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, their objective assessment of the supplier’s products and prices.

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Please also note that agreements with consultants, brokers, sponsors, agents, or other intermediaries must not be used to channel payments to any person or persons, including public officials, customers, or employees, to circumvent the Group’s policies regarding bribery and corruption.

Accuracy of Company Records

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Accurate and reliable records are crucial to a business. Our records are the basis of our earnings statements, financial reports, and other disclosures to the public and guide our business decision-making and strategic planning.

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Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

•	Both applicable law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition, and results of operations.

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If you have contact with government officials during your work, or are asked to provide information in connection with a government or regulatory agency enquiry or investigation, you must make sure that any information you provide is truthful and accurate, and that Company’s legitimate interests are protected

•	Employees are prohibited from

•	falsifying records or accounts subject to the above requirements; and

•	making any materially false, misleading, or incomplete statement in connection with any audit or public filing with the relevant stock exchanges.

Prevention of Fraud

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Vedanta is committed to the elimination of fraud. We must always be honest and transparent while preparing and presenting our financial records. Any manipulation of financial records or misrepresentation of underlying transactions will not be tolerated.

•	Rigorous investigation of any suspected cases of fraud will be conducted and, where fraud or another criminal act is proven, wrongdoers will be appropriately dealt with.

•	As an employee, you must:

•	Ensure compliance with all reporting and disclosure requirements as per applicable laws and regulations

•	Be honest in all your dealings with the Company and business associates.

•	Not appropriate company property, funds or any item of value that belongs to the Company nor claim reimbursements that you are not entitled to.

•	Report promptly any suspected instance of fraud.

Anti-Money Laundering

•	Money laundering is the process of routing illegal funds in order to disguise their origin and make it appear that they have been received from legitimate sources.

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Vedanta complies with all money laundering regulations, applicable in each jurisdiction in which it operates. Employees must fully co-operate with any investigations conducted by regulatory authorities involving potential money laundering by an employee, officer, or director of the Group.

•	We must be mindful of any suspicious financial arrangements or fund transfers that we are requested to enter into by our customers, business partners or others.

•	We must not accept any funds from an entity if we become aware these funds are derived from criminal activity.

Sanctions & Trade Controls

•	The Company is committed to comply with all sanctions and trade controls imposed by regulatory bodies.

•	We must not engage in any activities that contravene any ongoing trade embargos or any form of international trade sanctions.

•	We must ensure that our operations are in compliance with export controls and customs regulations, as applicable for international trade.

Our People - Human Rights and Equal Opportunity

Human Rights

•	At Vedanta, upholding our employees fundamental rights is at the heart of our business operations.

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All our businesses are compliant with applicable regulations, strive to uphold all labour rights and are aligned with national and international regulations. All employees are required to comply with our Human Rights Policy.

•	The Company’s Human Rights Policy is aligned to the UN Guiding Principles on business and human rights and includes a ban on child or forced labour – either directly or through contract labour.

•	We are committed in our approach to tackling modern slavery in our business and supply chain. We expect the same high standards from all our contractors, suppliers, and other business partners.

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We are committed to ensuring that there is no use of forced, compulsory or trafficked labor or anyone held in slavery or servitude in any part of our business and we expect that our suppliers will apply the same high standards to their own organization and supply chain.

Equal Opportunity, Diversity, and Inclusion

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Vedanta is an equal opportunity employer. We prohibit any discrimination on grounds such as caste, religion, race, gender identity, sexual orientation, disability, etc. Any recruitment, career development opportunity, training, etc. will be solely based on performance and merit.

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Vedanta promotes a diverse and inclusive work culture. We recognize the importance of creating a work environment with diverse cultures, communities, and points of view. Vedanta values the contributions of all its employees and seeks to make them feel welcome in our work environment.

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We do not tolerate any form of harassment within our employees. It is our endeavour to create a safe working environment where employees feel respected and are comfortable to speak up and voice their concerns to report any misconduct.

•	The Group has adopted an ‘Equal Opportunity Policy’ and ‘Diversity and Inclusion Policy’ which reiterate the commitment of the Group.

Prevention of Sexual Harassment

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Employees are expected to respect their colleagues. The Company does not tolerate any form of harassment including sexual harassment. The Company has adopted a ‘Policy on Prevention, Prohibition And Redressal of Sexual Harassment at Workplace’ which provides detailed rules on employee conduct and the process for reporting any misconduct.

Conflict of Interest

•	A conflict of interest can occur when an employee’s personal interest interferes, or appears to interfere, with the interests of the Company as a whole.

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An employee’s employment obligation is to the Company. The Company’s employees should not enter into any situation in which their personal or financial interests may conflict with those of the Company or influence their ability to act in the interest of the Company.

•	Business decisions and actions must be based on the best interests of the Company, and your work must be performed objectively and effectively.

•	Relationships with business partners, customers, competitors, or regulators should not be allowed to affect our independent and sound judgment on behalf of the Company.

•	Certain situations which may present a conflict of interest are as follows:

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Outside Employment. No employee should be employed by, serve as a director of, or receive payments for services to any other company, especially a customer, supplier, distributor, or competitor of the Company without the advance approval of the Chief Human Resource Officer (CHRO) of the Company. Any outside activity must be strictly separated from employment by the Company and should not harm the Company’s interests, the business of the Company or job performance at the Company.

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Financial Interests. Employees must not allow their investments to influence, or appear to influence, their independent judgment on behalf of the Company. The appearance of a conflict of interest is most likely to arise if an employee has an investment in a competitor, supplier, customer or distributor and his decision may have a business impact on this outside party.

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Loans or Other Financial Transactions. No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a customer, supplier, or competitor of the Company. This does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

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Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company. Any such service would require the prior approval of the Chief Human Resource Officer (CHRO) of the Company.

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Personal or Professional Interests of Family Members. The associations of family members with any business partners, customers, competitors of the Company, may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in making decisions on behalf of the Company.

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The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or the Secretarial / Legal Department.

•	Any personal relationships within the workplace with any existing employees or with potential candidates for recruitment must be reported to HR.

Protection & Use of Company Assets

•	Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness, and waste have a direct impact on the Company’s profitability.

•	The use of Company funds or assets, whether or not for personal gain, for any improper or unlawful purpose is prohibited.

•	To ensure the protection and proper use of the Company’s assets, each employee should:

•	Exercise reasonable care to prevent theft, damage, or misuse of Company property, including the electronic and technology systems of the Company.

•	Report the actual or suspected theft, damage, or misuse of Company property to a supervisor.

•	Use the assets of the Company including the Company’s telephone system, other electronic communication services, written materials, and other property primarily for business-related purposes.

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Safeguard all electronic programs, data, communications, and written materials from inadvertent access by others. Any inappropriate use of the Company’s electronic assets may inadvertently expose the Company to cybersecurity breaches and loss or theft of the data.

•	Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

•	Employees should be aware that Company property includes all written communications and data residing on and communications transmitted through the Company’s electronic or telephonic systems.

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The Company has the right and the obligation to assess all data and communication transmissions using the Company’s Assets and if required, to disclose the same to law enforcement and regulatory authorities.

•	Employees should ensure that they are aware of and in compliance with the Vedanta Information Security Policy while using the Company’s electronic assets.

Confidentiality

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Any information that an employee is provided with or receives access to while employed with the Company should be considered as Confidential Information unless expressly informed otherwise by the appropriate authority. An employee is required to keep such information confidential and not disclose or use any confidential information belonging to the Company or a business partner, customer or any other such third party.

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Employees shall comply with the terms of all confidentiality or other agreements relating to information received from third parties unless the disclosure is made with the written consent of the Company or where law requires the disclosure.

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The Company prohibits any employee privy to confidential information from communicating such information to anyone else unless it is necessary to do so in the course of business. If you are in doubt about the extent of information that you can communicate, please consult your supervisor or the head of your operating unit.

•	The following is a non-exclusive list of confidential information:

•	The financial and sales results of the Company before they are in the public domain.

•	Trade secrets, including any business or technical information, such as formulae, recipes, process, research programs or information that is valuable because it is not generally known.

•	Any invention or process developed by an employee using the Company’s facilities or trade secret information resulting from any work for the Company or relating to the Company’s business.

•	Proprietary information such as customer sales lists and customers’ confidential information.

•	Any transaction that the Company is or may be considered which had not been publicly disclosed.

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We must take great care in ensuring the privacy of data of our employees and business partners. Employees must ensure that Personal identifiable information of employees and/or business partners, customers, etc. is treated as confidential and protected from unwarranted disclosure. Such information can include personal contact details, tax, or government registration numbers like PAN or Aadhaar, date and place of birth, racial or ethnic origin, religion, gender, blood group, sexual orientation, or any other personal identifiable information as defined under the Personal Data Protection Bill, 2019, of India, or the General Data Protection Regulation as per EU law, to the extent applicable.

Insider Trading

•	Employees are expected to comply with applicable laws, rules and regulations related to Insider Trading.

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Employees should ensure that they are aware of and in compliance with the Vedanta Insider Trading Policy, including the requirements for obtaining prior approval for trading when required and disclosing trading forthwith to the Company Secretarial department.

•	Employees are prohibited from trading in the shares or other securities of the Company while in possession of material, non-public information about the Company.

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Employees are further prohibited from recommending, “tipping” or suggesting that anyone else buy or sell shares or other securities of the Company on the basis of material, nonpublic information. Questionable trading by members of an employee’s immediate family or by members of their personal household can give rise to legal and Company-imposed sanctions.

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Information is ‘non-public’ if it has not been made generally available to the public by means of a press release or other means of widespread distribution. Information is “material” if a reasonable investor would consider it important in a decision to buy, hold or sell shares or other securities. If an employee should become aware of any matter which may be Material Information which may not already be known to the Company, he/she should bring it to the attention of his manager.

•	Any employee who is privy to Material Information must be considered to be an Employee Insider and therefore, subject to the Company’s Insider Trading Prohibition Code.

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Employees should not make ‘Selective Disclosures’. ‘Selective disclosure’ occurs when any person provides potentially market-moving information to selected persons before the news is available to the investing public generally. Preventing selective disclosure is necessary to comply with applicable laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it.

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Employees should be mindful that violation of insider trading laws can result in severe fines and criminal prosecution by the SEBI and disciplinary action by the Company, up to and including termination of employment.

•	The following procedures have been established to avoid improper selective disclosure. Every officer, director and employee is required to follow these procedures:

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All contact by the Company with investment analysts, the press and/or members of the media shall be made through the Chief Executive Officer, Chief Financial Officer or persons designated by them (collectively, the “Media Contacts”) only.

•	Other than the Media Contacts, no officer, director, or employee shall provide any information regarding the Company or its business to any investment analyst or member of the press or media.

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All inquiries from third parties, such as industry analysts or members of the media, about the Company or its business should be directed to the Media Contacts. All presentations to the investment community regarding the Company will be made under the direction of a Media Contact.

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Other than the Media Contacts, any officer, director, or employee who is asked a question regarding the Company or its business by a member of the press or media shall respond with “No comment” and forward the inquiry to a Media Contact.

•	Employees should report any breach of the Insider Trading Policy immediately to the Company Secretary.

•	Please contact the Secretarial/Legal Department if you have any questions about the Company’s Insider Trading Policy.

Fair Dealing

•	The Company is committed to free and open competition in the marketplace. Vedanta believes that a free market and business competition helps enhance the quality of our products and services

•	Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws.

•	Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices.

•	As an employee you must not:

•	Directly deal with, contact, or engage with competitors that may create a potential conflict with the provisions of competition law.

•	Share or part with company specific information in an industry forum or enter into agreements with competitors on any matter unless you have consulted with the legal department in advance.

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Enter into agreements that may be constructed as abuse of dominance or restrictive trade practices such as price fixation, exclusive tie in arrangements, limiting the supply of goods or services, dividing, or allocating territories with competitors, collusive bid rigging or predatory pricing or engage in any other anti-competitive activities.

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The Company and its employees shall under no circumstances engage in any anti-competitive practices such as illegal fixing of prices, sharing of markets or other actions which prevent, restrict, or distort competition in violation of applicable anti-trust laws.

•	For more details, employees should make themselves aware of and familiar with the Anti-Trust Guidance Notes prepared by Vedanta.

Quality of Products & Services

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The Company is committed to improving the quality of its products in each of its businesses. Vedanta believes that providing the highest quality of products and services will demonstrate our value to our customers and establish our position as market leaders.

•	Our business success depends upon our ability to foster lasting customer relationships. The Company is committed to dealing with customers fairly, honestly and with integrity.

Environment Health and Safety

Health & Safety

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The health and safety of our employees and any other person who may be affected by the Company’s operations is of paramount importance. The Company follows international standards on health and safety to ensuring a ‘zero harm’ environment for our employees and contractors.

•

The Company and its employees shall act proactively to prevent injury, ill health, damage, and loss arising from its operations as well as to comply with all regulatory or other legal requirements pertaining to safety, health, and the environment.

•

All employees are required to be aware of health, safety, and environmental issues and to be familiar with applicable laws and the Company’s policies applicable to their areas of business/work and importantly, be alerted to report any unsafe or illegal activity that may jeopardize the safety and health of others at the workplace.

Environmental Protection and Sustainability

•

At Vedanta, we recognize the effective management of health, safety, and the environment as an integral part of our business. Vedanta is committed to the management of environmental and social aspects of our operations while ensuring that we remain economically viable.

•

We must strive to avoid, reduce, or mitigate impacts to the environment and neighboring communities and where feasible improve and enhance environmental conditions by managing waste from our operations and adopting the principles of waste avoidance, reuse, recycling.

•

We recognize our responsibility towards contributing towards initiatives that aim for a sustainable future. We must adopt environmentally friendly and energy-efficient technologies and seek opportunities to introduce process improvements in order to conserve our natural resources in accordance with the principles of responsible consumption and production.

•

The Company is committed to ensure compliance with international best practices by mapping our processes against international standards such as the IFC’s Performance Standards which are applied to the entire lifecycle of all our operations.

Media & Communication

•

The Company places high value on responsible corporate communication strategies. Every information which is shared, planned or otherwise, about the activities of Vedanta influences the Company’s overall image.

•

Managing the communication which reaches the public, especially the financial and investing community as well as the media, is therefore important. The Company wants to communicate the right messages at the right times in an integrated, consistent, and positive manner.

•

Only Business Units PR Heads are authorised to interact with media organizations, oversee drafting, coordination of media releases and statements, coordination of interviews, media kits and background material.

•

As per the Company’s Vedanta’s Group Communications Policy, all matters relating to external communication and media are under the direction of the Group Communications Council and identified authorized spokespersons that may interact with the media. No employees, other than authorized spokespersons, may respond to the media

•

All news media or other public requests for information regarding the Company should be directed to the Head – Group Communication. The Group Communications, Investor Relations, Secretarial & Legal Department will work with you and the appropriate personnel to evaluate and coordinate a response to the request.

•

If you have been invited to speak at a public forum, obtain the approval of your supervisor and the Group Communications Council, in advance. Any speech or presentation to be made has to be pre-approved by the Group Communications council.

•

Disclosures on Social Media now also generally viewed by the public in the same way as any other mass media communications. As such it is now the responsibility of all employees to ensure that they avoid any irresponsible activity which could harm your reputation or the reputation of the Company.

•

Employees are prohibited from posting any information on social media in their official capacity as employees of the Company unless they have been expressly approved to do so on a case-to- case basis by the Group Communications Council

•	Employees are strictly prohibited from posting matters relating to Company operations or policy on social media.

•

Do not post any comments on a social networking site that may be mistaken or imply endorsement of the same by the company. Matters that are sensitive in nature like comments about religion, caste, gender, professional community, or political affiliations are to be avoided.

•	Employees should also refer to and ensure compliance with the Vedanta Group Communications Policy.

Violations of the Code

•

It is Company policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events, for the issue at hand, prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines, and/or prison terms as per applicable laws.

Reporting Violations of the Code of Conduct

•

Vedanta Limited is committed to adhering to the highest ethical standards. Each employee is responsible for ensuring that his or her conduct and the conduct of anyone reporting to the employee fully comply with this Code of Business Ethics and the policies governing the Company’s business dealings.

•

All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations, or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor.

•	If you do not feel comfortable reporting the conduct to your supervisor you can make a report as per the Whistle Blower Policy of the Company.

•

The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee for seeking help or filing a report, in good faith, will be subject to disciplinary action, including potential termination of employment.

Glossary

We refer to all persons covered by this Code, including directors, officers, and employees, as “Company employees” or simply “employees.” We also refer to our Chief Executive Officer, our Chief Financial Officer and our principal accounting officers and controllers as our “principal financial officers.”

For purposes of this Code, “family” includes your spouse or life-partner, brothers, sisters and parents, in-laws, and children whether such relationships are by blood or adoption. Employees may not seek to obtain special treatment from the Company for family members or friends or for businesses in which family members or friends have an interest.

Waivers of the Code

•

Waivers of this Code for employees may be made only by an executive officer of the Company. Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors and will be disclosed to the public as required by applicable law or stock exchange regulation.

Conclusion

•	If you have any questions about the Code, please contact your supervisor or the Secretarial / Legal Department.

•

This Code shall be our “code of ethics” within the meaning of Clause 49 of the Listing Agreement of the Indian stock exchanges, as well as Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

•	This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy.

•	We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

Acknowledgement of the Code

I hereby confirm that I have received and read the Vedanta Code of Business Conduct and Ethics (the “Code”). I understand the principles described in the Code and further understand that there are additional laws/policies applicable to me in my role at Vedanta and that I have a continuing responsibility to keep myself updated with all the policies issued.

I am committed to the growth of the Company through ethical and sustainable practices. I agree to comply with the Code and Vedanta’s Policies. I understand that failure to do so may result in disciplinary action up to and including termination of my employment. I further undertake to make good any losses incurred by the Company due to any violation of the Code or any of Policies or my Employment Contract committed by me.

I am aware that I can consult my supervisor and/or the Secretarial/Legal Department, in case of any questions or lack of understanding regarding the Code during the course of my employment. I know that such discussions shall be maintained in confidence by these individuals at Vedanta.

If l have concerns about possible violations to the Code and/or any other Vedanta policy, I shall promptly raise the same as per the mechanisms provided in the Code.

I understand that the Company may choose to amend or alter the Code of Conduct in the future at its own discretion.

Employee Name:
Employee ID:
Signature:
Date:

Annexure-1: Duties of Independent Director

The independent directors shall—

1.	undertake appropriate induction and regularly update and refresh their skills, knowledge, and familiarity with the company;

2.	seek appropriate clarification or amplification of information and, where necessary, take and follow appropriate professional advice and opinion of outside experts at the expense of the company;

3.	strive to attend all meetings of the Board of Directors and of the Board committees of which he is a member;

4.	participate constructively and actively in the committees of the Board in which they are chairpersons or members;

5.	strive to attend the general meetings of the company;

6.

where they have concerns about the running of the company or a proposed action, ensure that these are addressed by the Board and, to the extent that they are not resolved, insist that their concerns are recorded in the minutes of the Board meeting;

7.	keep themselves well informed about the company and the external environment in which it operates;

8.	not to unfairly obstruct the functioning of an otherwise proper Board or committee of the Board;

9.	pay sufficient attention and ensure that adequate deliberations are held before approving related party transactions and assure themselves that the same are in the interest of the company;

10.

ascertain and ensure that the company has an adequate and functional vigil mechanism and to ensure that the interests of a person who uses such mechanism are not prejudicially affected on account of such use;

11.	report concerns about unethical behaviour, actual or suspected fraud or violation of the company‘s code of conduct or ethics policy;

12.	acting within his authority, assist in protecting the legitimate interests of the company, shareholders, and its employees;

13.

not disclose confidential information, including commercial secrets, technologies, advertising and sales promotion plans, unpublished price sensitive information, unless such disclosure is expressly approved by the Board or required by law.

Annexure-2: Anti-Bribery and Anti-Corruption Policy

We are committed to the prevention, deterrence and detection of fraud, bribery, and all other corrupt business practices. We are bound by various laws, including anti-bribery laws like the UK Bribery Act, 2010 and Foreign Corrupt Practices Act. Company is committed to upholding laws relevant to countering bribery and corruption in all the jurisdictions in which we operate. The policy forbids employees and associated persons from offering or accepting bribes in any form – monetary or otherwise.

This Policy is applicable to employees and business partners of company.

“Bribery is the offer, promise, giving, demanding or acceptance of an advantage as an inducement for an action which is illegal, unethical or a breach of trust.”

POLICY TERMS FOR EMPLOYEES

The UK Bribery Act (“UKBA”) prohibits company and its associated persons

•	From offering, promising, or giving any financial or other advantage to bring about the improper performance by another person of a relevant function or activity,

•	To influence a foreign public official in performance of his or her official functions with an intention to obtain or retain business or an advantage in the conduct of business.

•	Receipt of bribe is also covered by the act and is an offence under it. Stated more concisely the UKBA prohibits payment and receipt of bribes directly or indirectly through associated person.

•

Employees shall not offer or provide an undue monetary or Facilitation payments, other advantage to any person or persons, including public officials, customers or employees, any associated persons, in violation of laws and the officials’ legal duties in order to obtain or retain business.

•

Agreements with consultants, brokers, sponsors, agents, or other intermediaries shall not be used to channel payments to any person or persons, including public officials, customers, or employees, and thereby circumvent the Company’s policies regarding bribery and corruption.

GIFTS AND ENTERTAINMENT

Gifts

As part of our overriding philosophy and good governance, Vedanta Limited (the Company) discourages all its team members from receiving gifts except those of insignificant commercial value. Team members include all employees/retainers/advisors etc of the company and all its subsidiaries.

Individuals should make every effort to refuse or return gifts having commercial value. Under exceptional circumstances if gifts are to be accepted then the same should be reported to the immediate superior and deposited with the Company Secretary. Perishable gift items cannot be carried home. It has to be consumed in office with your other office staff. Company Secretary should circulate details of such gifts to the Company CEO/ COO, Unit Head on desired intervals.

Offering gifts is a legitimate contribution to building good business relationships. It is important, however, that gifts never unduly influence business decision making or cause others to perceive an undue influence.

•

It is prohibited to offer loans, cash or personal cheques, gifts that may be illegal (anything offered to a government official in breach of local or international bribery laws) and gifts of an inappropriate nature. The test to be applied while giving gifts is whether they could be intended, or even be reasonably interpreted, as a reward or encouragement or inducement for a favour or for preferential treatment. If the answer is yes, the gift is prohibited.

•	Never personally pay for a gift in order to avoid complying with entity’s code of conduct

•	Never offer gifts from any entity involved in a bid or tender with entity.

Entertainment

Bona fide hospitality and promotional, or other business expenditure which seeks to improve the image of a commercial organisation, better to present products and services, or establish cordial relations, is recognised as an established and important part of doing business.

It is your responsibility to use good judgement in this area. As a general rule, you may give or receive entertainment to or from customers or suppliers only if the entertainment would not be viewed as an inducement to or reward for any particular business decision. Entertainment expenses should be properly accounted for on expense reports.

POLITICAL CONTRIBUTION

No funds or assets of the Company may be contributed to any political party or organisation or to any individual who either holds public office or is a candidate for public office except where such a contribution is permitted by applicable law and has been authorised by the Chairman or the Board of Directors or shareholders as the case may be.

POLICY TERMS FOR Business Partners

•

The Business Partners shall not, directly or through intermediaries, take any recourse to any unethical behaviour (implicit or explicit), or offer or promise any personal or improper advantage in order to obtain or retain a business or other advantage from a third party, whether public or private, including with any employee of the Company.

•

Business Partners shall not offer or accept bribe or use other means of obtaining undue or improper advantage, offer or accept any kickbacks, and shall not take any actions to violate or cause its business partners to violate any applicable anti-bribery laws and regulations including the Foreign Corrupt Practices Act of USA (FCPA), Bribery Act of United Kingdom and Prevention of Corruption Act of India.

•

Business Partners shall not take any advantage of any family/ social/ political connections to obtain favourable treatment or for the advancement of business or obtaining any favours. Merit shall be the sole attribute of association with the Company.

•	Business Partners shall not enter into a financial or any other relationship with a Company employee that creates any actual or potential conflict of interest for the Company.

•

The Business Partners is expected to report to the Company any situation where an employee or professional under contract with may have an interest of any kind in their business or any kind of economic ties with them.

•	Business Partners shall not offer any gift, hospitality, or entertainment for the purpose of obtaining any advantage, order, or undue favour.

•	Unfair Trade Practices: Business Partners shall desist from any unfair or anti-competitive trade practices.

Annexure-3: Whistle Blower Policy

Complaint and Investigation Procedures for Accounting, Internal Accounting Controls, Fraud or Auditing Matters

The following procedures have been adopted by the Audit Committee of Vedanta Limited (‘Company’) to govern the receipt, retention, and treatment of complaints regarding the Company’s accounting, internal accounting controls or auditing matters, and to protect the confidential, anonymous reporting of employee concerns regarding questionable accounting or auditing matters.

These policies and procedures apply to and are available to all employees of the Company and its subsidiaries, Directors, and all external stakeholders.

A) POLICY

It is the policy of the Company to treat complaints about accounting, internal accounting controls, auditing matters, or questionable financial practices (“Accounting Complaints”) seriously and expeditiously.

Employees will be given the opportunity to submit for review by the Company confidential and anonymous Accounting Complaints, including without limitation, the following:

•

Fraud against investors, securities fraud, mail or wire fraud, bank fraud, or fraudulent statements to the Securities and Exchange Board of India (the “SEBI”), the U.S. Securities and Exchange Commission (the “SEC”), the relevant stock exchanges, any other relevant authority, or members of the investing public;

•	Violations of any rules and regulations applicable to the Company and related to accounting, internal accounting controls and auditing matters;

•	Intentional error or fraud in the preparation, review, or audit of any financial statement of the Company; and

•	Significant deficiencies in or intentional noncompliance with the Company’s internal accounting controls.

If requested by the employee, the Company will protect the confidentiality and anonymity of the employee to the fullest extent possible, consistent with the need to conduct an adequate review. Vendors, customers, business partners and other parties external to the Company will also be given the opportunity to submit Accounting Complaints; however, the Company is not obligated to keep Accounting Complaints from non-employees confidential or to maintain the anonymity of non-employees.

Accounting Complaints will be reviewed under Audit Committee direction and oversight by the Company’s in-house general counsel (“General Counsel”), Internal Audit Manager or such other persons as the Audit Committee or General Counsel determines to be appropriate.

The Company will abide by all laws that prohibit retaliation against employees who lawfully submit complaints under these procedures. In the event that the Company contracts with a third party to handle complaints or any part of the complaint process, the third party will comply with these policies and procedures.

Vigil Mechanism

The Vigil Mechanism as envisaged in the Companies Act 2013, and the Rules prescribed is implemented through the Whistle Blower Policy of the Company will provide adequate safeguards against victimization of persons who use such mechanism and make provision for direct access to the Chairperson of the Audit Committee, in appropriate or exceptional cases.

B) PROCEDURES

Complaints and the Investigation Procedures

The following procedures have been adopted by the Audit Committee of Vedanta Limited (the “Company”) to govern the receipt, retention, and treatment of Complaints and to protect the confidential, anonymous reporting of the same.

These policies and procedures apply to and are available to all employees of the Company, its subsidiaries, and all external stakeholders.

C) POLICY

Employees have the opportunity to submit / report ‘Complaints’ pertaining to the following areas such as:

1.

Fraud (an act of wilful misrepresentation which would affect the interests of the concerned) against investors, securities fraud, mail or wire fraud, bank fraud, or fraudulent statements to the Securities and Exchange Board of India (the “SEBI”), the U.S. Securities and Exchange Commission (the “SEC”), the relevant stock exchanges, any other relevant authority, or members of the investing public.

2.	Violations of any rules and regulations applicable to the Company and related to accounting, internal accounting controls and auditing matters

3.	Intentional error or fraud in the preparation, review, or audit of any financial statement of the Company

4.	Any violations to the Company’s ethical business practices as specified in the Company’s Code of Conduct policy

5.	Any other event which would affect the interests of the business

The Company will protect the confidentiality and anonymity of the complainant to the fullest extent possible with an objective to conduct an adequate review.

External stakeholders such as vendors, customers, business partners etc. have the opportunity to submit ‘Complaints’; however, the Company is not obligated to keep ‘Complaints’ from non-employees confidential or to maintain the anonymity of nonemployees.

We encourage individuals sending ‘Complaints’ / raising any matter to identify themselves instead of sending anonymous ‘Complaints’ as it will assist in an effective complaint review process.

Post review, if the ‘Complaint’ is found to have been made with mala fide intention, stringent action will be taken against the complainant. We encourage employees to report genuine ‘Complaints’ and those submitted in good faith.

D) PROCEDURES

Receipts of Complaints

All the ‘Complaints’ under this policy should be reported to the Group Head – Management Assurance, who is independent of operating management and businesses.

The contact details are as follows:

Group Head – Management Assurance,
Vedanta, 75 Nehru Road
Vile Parle (E), Mumbai 400 099
Tel No. +91- 22 - 66461000
Fax No. +91- 22 - 66461450

‘Complaints’ can also be sent to the designated E-Mail ID: sgl.whistleblower@vedanta.co.in; the custodian of E-Mail ID will be Group Head – Management Assurance.

Complaints can also be registered on the web based portal (www.vedanta.ethicspoint.com) managed by Ethics Point or by calling on a toll free number (details provided on the portal).

If a ‘Complaint’ is received by any other executive of the Company, the same should be forwarded to the Group Head – Management Assurance at the above address.

Treatment of Complaints

1.

Head - Management Assurance shall review the ‘Complaint’ and may investigate it himself or may assign another employee, any committee, outside counsel, advisor, expert or third party service provider to investigate, or assist in investigating the ‘Complaint’. Head - Management Assurance may direct that any individual assigned to investigate a ‘Complaint’ work at the direction of or in conjunction with Head - Management Assurance or any other attorney in the course of the investigation.

2.	The person/persons against or in relation to whom the ‘Complaint’ is made shall cooperate with the investigator and have the right to provide their inputs during the investigation

3.

At least once in every six months and whenever else as deemed necessary, Head -Management Assurance shall submit a report to the Audit Committee and any other member of Company management that the Audit Committee directs to receive such report, that summarizes each ‘Complaint’ made within the last 12 months and shows specifically: (a) the complainant (unless anonymous, in which case the report will so indicate), (b) a description of the substance of the ‘Complaint’, (c) the status of the investigation, (d) any conclusions reached by the investigator, and (e) findings and recommendations.

Access to Reports and Records and Disclosure of Investigation Results

All reports and records associated with ‘Complaints’ are considered confidential information and access will be restricted to members of the Audit Committee, Group Head – Management Assurance and any other person as permitted by the Group Head – Management Assurance.

Complaints and any resulting investigations, reports or resulting actions will generally not be disclosed to the public except as required by any legal requirements or regulations or by any corporate policy in place at that time.

Retention of Records

All documents relating to such Complaints made through the procedures outlined above shall be retained for at least five years from the date of the Complaint, after which the information may be destroyed unless the information may be relevant to any pending or potential litigation, inquiry, or investigation, in which case the information will be retained for the duration of that litigation, inquiry, or investigation and therefore as necessary.

Amendment to the policy

The Company reserves its right to amend or modify this Policy in whole or in part, at any time without assigning any reason whatsoever and the same will be posted on the Company’s website.

Annexure-4: Anti-Trust Guidance Notes

Contents

Introduction

Overview of Antitrust laws

1.	Anti-Competitive Agreements

1.1	Relationship with Competitors

	1.1.1	Price fixing

	1.1.2	Division of territories/Market Sharing & Allocation of customers

	1.1.3	Group boycott

	1.1.4	Limitation of production

	1.1.5	Cartelization and Bid rigging

	1.1.6	Joint purchasing

	1.1.7	Joint commercialization

	1.1.8	Exchange of information

	1.1.9	Site visits at Competitors business

Guidance Note: Do’s and Don’ts’ with Competitors

1.2	Relations with suppliers & distributors

	1.2.1	Tie-in agreement

	1.2.2	Exclusive supply agreement:

	1.2.3	Exclusive distribution agreement

	1.2.4	Resale price agreements

Guidance Note: Do’s and Don’ts’ with suppliers & distributors

1.3	Behaviour at trade associations’ meeting

Guidance Note: Do’s and Don’ts’ at trade associations’ meeting

1.4	Benchmarking

Guidance Note: Do’s and Don’ts’ on Benchmarking

2.	Abuse of Dominance

2.1	Definition of relevant market under Antitrust Laws

2.2	Examples of Abusive conduct

	2.2.1	Excessive pricing

	2.2.2	Loyalty rebates

	2.2.3	Predatory Pricing

	2.2.4	Discrimination in prices or other trading conditions

	2.2.5	Refusal to supply

	2.2.6	One-sided agreements

Guidance Note: Do’s and Don’ts’ on Abuse of Dominance

3.	Language used in internal document and outside communication

3.1	Red flag words/phrases

4.	Regulatory Approvals by Antitrust Authorities in case of M & A

4.1	Non-compete clauses

Guidance Note: Do’s and Don’ts’ on M& A activities

5.	Compliance Monitoring Mechanism

5.1	Reporting Channels

5.2	Reporting to the Compliance Hotline

Introduction

Antitrust Guidance Notes (Guidance Notes) contains the guidance on the Vedanta Group’s (the Group) commitment for antitrust law compliance. The purpose of these Guidance Notes is to set out the Group’s commitment for compliance with antitrust law and to provide basic guidance to all the Group’s employees, wherever located, with regard to antitrust law and to assist them in complying with it. As the Group is operating in a highly competitive environment where respective antitrust laws play an increasingly important role, the Group, hereby would like to emphasize its objective of integrity and compliance towards antitrust laws. The Group is committed to the preservation of vigorous, healthy, and fair competition and to complying with relevant antitrust legislation.

Antitrust laws guard against anti-competitive agreements and the abuse of dominant power. Noncompliance with applicable national antitrust laws can have unfavourable consequences for the financial condition, reputation, and viability of the group.

The Group’s employees and business partners (e.g., suppliers, consultants, advisers, or any other form of service providers) should feel personally responsible for the strict application of the Guidance Notes throughout the Group at all times and in all countries where the Group operates, especially with the nature and seriousness of the risks likely to result from any infringement to antitrust legislation.

Companies that infringe antitrust law can face significant fines. For instance, the European Commission and Competition Commission of India can impose fines of up to 10% of the consolidated total turnover of the Group. Companies may be sued for damages by those who can demonstrate that they have sustained losses as a result of anti-competitive practices. Any contractual provision which infringes antitrust laws is generally void and cannot be enforced in the courts. Moreover, the entire contract could also be invalidated in certain circumstances and jurisdictions. Apart from monetary risk, infringement of antitrust laws is more and more perceived by the stakeholders as unethical behaviour, which can seriously impact the image and reputation of the group, and also affect its ability to convince that it observes highest standards of corporate governance. The antitrust authorities have in recent times also held directors, senior management, and other officials of companies liable for violating antitrust laws when they found that employees have connived with the company to commit anti-competitive activities.

Considering the high risk involved in non-compliance and high standards of commitment for antitrust compliance as stated in the Guidance Notes of the Group, compliance with antitrust laws by the Group implies compliance by all employees with highest standard. However, the Guidance Note is specifically targeted at those employees who are or may become involved with antitrust law in the course of their professional duty. It is compulsory for all employees to read and understand the Guidance Notes carefully and ensure to comply fully with antitrust laws. The Guidance Notes are aimed at raising all employees’ level of awareness of antitrust rules but cannot answer all questions. That is why it is suggested to seek advice from the respective Compliance Officer (Compliance Officer) of the Group’ company (Company), every time in need of any further information.

Overview of Antitrust laws

Despite a lack of uniformity, especially when it comes to procedural aspects, there is a growing trend towards harmonization of antitrust legislation in all countries where the market economy and free competition have been adopted as the best model for economic development.

Antitrust law generally is based on three underlying concepts:

•	the prohibition of anticompetitive agreements and concerted practices;

•	the prohibition of abuse of a dominant position or of substantial market power; and

•

the assessment of acquisitions and joint ventures to prevent the creation of dominant positions or the reduction of competition These Guidance Notes provides comprehensive guidance on above-mentioned concepts, however, these are not exhaustive and situations which are not covered herein under may also arise. Therefore, any doubt should immediately be directed to the respective Compliance Officer of the Company.

1.	Anti-Competitive Agreements

For antitrust law purposes, the term “agreement” has a very wide meaning and includes all kinds of collusive arrangements and understandings between two (or more) competitors, written and/or unwritten. Antitrust law prohibits agreements or concerted practices between market players that have as their object or effect to restrict competition. The prohibition of “restrictive agreements” must be interpreted widely. The concept of “agreement” in antitrust law includes formal as well as informal agreements, written and oral agreements, explicit or implicit deals or understandings. The actual form of the agreement is irrelevant, as soon as there is a “meeting of the minds”, an agreement exists.

A concerted practice is a form of coordination between market players which, without having reached the stage where an agreement has been concluded, knowingly substitute practical cooperation between them for the risks of competition. Especially exchanges of confidential information between competitors are often found to qualify as a concerted practice.

As soon as an agreement has the object of restricting competition, antitrust law applies. The agreement does not need to be implemented first in order to be prohibited. If an agreement was reached, and the parties would individually decide not to implement the agreement, they could still be fined for their agreement. The opposite also applies. If the parties’ intent were not at all aimed at restricting competition, but the agreement would have a restrictive effect of competition, the agreement would equally be prohibited, and the companies might be punished.

Any contact between competitors may give rise to concern from an antitrust law perspective. Antitrust authorities will always be suspicious about the real intentions for competitors to meet. As a result, all employees should be careful when meeting competitors, also on informal occasions, and wonder whether the purposes for meeting are allowed from an antitrust law perspective. If there is any doubt about this issue, employee should contact to the respective Compliance Officer of the Company.

1.1	Relationship with Competitors

Any agreement to maintain prices, restrict supply to raise prices, allocate market amongst industry players (whether oral or written) formal or informal is anti-competitive and all employees must refrain from conniving in any such activities. A brief introduction is given to all these types of agreements for general understanding, any doubt/query regarding these practices must be shared with concerned Compliance Officer of the Company.

1.1.1	Price fixing

In all antitrust law regimes, it is illegal for competitors to agree, whether directly or indirectly (for example through distributors), the price level at which their products will be sold to third parties. Agreements or understandings that affect prices indirectly, such as on rebates or discounts, pricing methods, costs, and terms of payment, are also considered illegal under antitrust law.

1.1.2	Division of territories/market sharing & allocation of customers

It is illegal under antitrust law for competitors to allocate territories to each other and/or to agree not to compete in such territories. Market sharing or market division agreements may be either to share markets geographically or in respect of consumers or particular categories of consumers or types of goods or services in any other way. Competitors are not allowed to agree to divide customers between them in the markets in which they compete, or where they could be expected to compete.

1.1.3	Group boycott

It is illegal for competitors to agree to boycott a particular customer or supplier or class of customers or suppliers. “Boycott” here means any concerted action or agreement between two or more competitors not to sell to or buy from a particular customer or supplier, or class thereof. This type of decision can be also taken by a trade association (Trade Association) while adopting an anti-competitive decision against any particular or class of member or non-member.

Although the Company is free in general to decide not to do business with a supplier, customer or competitor, these decisions carry antitrust risks when they are made jointly by two or more companies. Employees should avoid the following types of agreements, which may be viewed as illegal boycotts:

•	An agreement among competitors not to do business with particular suppliers or customers.

•	An agreement among certain competitors not to collaborate or do business with other competitors.

•	An agreement to the request of two or more customers, or two or more suppliers, not to do business with competitors of the companies making the request.

A boycott can be based on an absolute refusal to do business with the targeted companies, or on a willingness to do business with them only on certain conditions. Some agreements of this type can be legal, but employees should not enter or discuss any of these agreements without first consulting the Compliance Officer of the Company.

1.1.4	Limitation of production

Agreements that limit or control production, supply, markets, technical development investment or provision of services are also considered to be anticompetitive. It is illegal for competing companies to agree to stop production, or to limit this to a certain level, rather than allowing normal competitive forces to determine their independent production decisions.

1.1.5	Cartelization & Bid rigging

Cartels are agreements among competitors to fix prices, restrict output, and allocate markets, rig bids and so on. All cartels are illegal, whether the agreement is written or oral, expressly made, or implied. Cartels are the most serious form of antitrust violation. Participation in a cartel can lead to severe penalties, including imprisonment of the employees involved.

Agreements or understandings between competitors regarding prices or terms and conditions to be submitted in response to a bid request are generally prohibited. This includes agreeing not to bid. Generally, there are two common forms of bid-rigging, one in which firms agree to submit common bids and the other where bids are submitted in such a way that each firm wins an agreed number or value of contacts.

1.1.6	Joint purchasing

Joint purchasing agreements between individual competitors may restrict competition and therefore be prohibited when they limit the parties’ freedom and/or prevent other suppliers from supplying them to a substantial extent. Moreover, collective purchasing agreements may lead to a substantial purchasing power, which may be interpreted as a collective dominant position of the joint buyers.

1.1.7	Joint commercialization

Agreements between competitors to jointly sell, distribute or promote their products may raise antitrust law concerns where such agreements limit the individual participants in their freedom to determine their own commercial policy and to advertise individually.

1.1.8	Exchange of information

In general, it is illegal for competing companies to exchange information which may influence the independent determination of their individual commercial policy, such as information regarding sales quantities, prices, cost structure, discounts and other trading conditions, or information relating to their individual customers and/or suppliers.

1.1.9	Site visits at competitors’ business

Site visits by or to competitors run the risk of violating antitrust laws. They should be kept to a minimum and limited to health, safety, environmental and similar operational initiatives and should not result in disclosing or obtaining commercially sensitive information. If competitor personnel discuss commercially sensitive information or ask questions about commercially sensitive information, bring the conversation to an end, and report the incident to Compliance Officer of the Company.

Guidance Note: Do’s and Don’ts’ with Competitors

Always

•  Avoid contact with competitors unless having a legitimate reason for it

•  Maintain the record of purposes of any meetings with competitors.

•  Avoid any discussion regarding confidential information or business secrets with competitors

•  If a competitor starts discussing any of the items listed under “Do Not” below, always mention that you cannot discuss such matters, terminate the conversation, keep an accurate file note of this and of what was said, and inform Legal and compliance team of your company.

•  Remember that a competitor is not a legitimate source of competitive intelligence.

•  Maintain Vedanta’s independence of judgement in pricing, marketing, and selling of any product. Avoid any action which could imply any coordination with competitors

Never

•  Discuss or agree to price fixing, timing of pricing changes, distribution practices, terms of sales or other terms and conditions on which your company does business

•  Discuss or agree to restrictions concerning markets (by location or customer) or marketing schedules

•  Discuss or agree on joint action designed to fix or manipulate the evolution of market shares artificially

•  Discuss or fix quotas on output or sales (limitation of or agreement on capacities for example)

•  Discuss or agree to the boycotting of any customers, competitors, or suppliers

•  Discuss or agree to limit or control any investment or technical development

•  Receive from a customer, detailed information about a competitor’s offer/bid unless the structure of the bidding process and information is open and accessible to all participants

•  Ask a competitor to indicate its sales/purchase or policies or technology processes

•  Directly or indirectly disclose to or exchange any commercially sensitive information with competitors, unless the same has been specifically approved by Compliance Officer.

•  Use a trade publication or a journalist as an indirect means of passing commercially sensitive information to competitors.

•  Allow access to, seek access from or discuss confidential or other unpublished business information (such as prices; surcharges; costs of production or distribution; profitability; strategy, business, and marketing plans; product development plans; information on customers).

1.2	Relations with suppliers & distributors

Unlike agreements with competitors, many agreements with customers/suppliers are necessary and entirely appropriate in the course of day-to-day business. Vertical agreements are agreements between persons at different levels of the production chain such as an agreement between a manufacturer and a distributor. Any agreement amongst enterprises or persons at different stages or levels of the production chain in different markets, in respect of production, supply, distribution, storage, sale or price of, or trade in goods or provision of services, including tie-in arrangement, exclusive supply agreement, exclusive distribution agreement, refusal to deal, resale price maintenance, may be an agreement in contravention of antitrust law if such agreement causes or is likely to cause an appreciable adverse effect on competition in a relevant market.

1.2.1	Tie-in agreement

Tie-in agreements have been defined as including any agreement requiring a purchaser of goods (called tying product), as a condition of such purchase, to purchase some other goods (called tied product). Generally, employee should not enter into commercial relations conditional upon the acceptance of unrelated additional services, without proper economic justification.

1.2.2	Exclusive supply agreement

Any agreement restricting in any manner, the purchase from acquiring or otherwise dealing in any good other than those of the seller or any other person may raise antitrust concerns. Exclusive supply dealing agreements may be anti-competitive if they block or create barriers to entry by not permitting other manufacturers to enter the market.

1.2.3	Exclusive distribution agreement

Any agreement or limit, restrict or otherwise withhold the output or supply of any goods or allocate any area or market for the disposal or sale of goods may create antitrust law issue fall within the category of exclusive distribution agreements. Normally, unsolicited/passive sales by exclusive distributor out of their assigned territory should not be prohibited.

1.2.4	Resale price agreements

Resale price of maintenance’ includes an agreement to sell goods on condition that the prices to be charged on the resale by the purchaser shall be the prices stipulated by the seller unless it is clearly stated that prices lower than those prices may be charged. The use of threats, intimidation, warnings, monitoring penalties, delay, or suspension of deliveries as a means of fixing the resale price should not adopted.

1.2.5	One-sided agreements

Agreements entered by the Company where it has superior bargaining power and is able to dictate terms that are overwhelmingly one-sided are considered to be as anti-competitive.

Guidance Note: Do’s and Don’ts’ with suppliers & customers

Always

•  Consider recommending a resale price (it should be unilaterally suggested with no effect of a fixed or minimum price as a result of pressure or incentives).

•  Justify the objective purpose of choosing exclusive distribution as your sales method.

•  Sell two products together as a package, only if the customer can also get them separately.

Never

•  Fix the resale price/ profit margin of a product with your distributor.

•  Prevent your distributor from reselling your product in a given territory.

•  Prohibit unsolicited/passive sales by exclusive distributors out of their assigned territory.

•  Execute exclusive agreements (to buy, sell or limit the territory) of a long duration (to be determined based on local legislation and subject to circumstantial analysis) when you have a relatively large market share.

•  Make entering into commercial relations conditional upon the acceptance of unrelated additional services, without justification.

•  Directly or indirectly attempt to obtain information about competitors, from your customers or suppliers.

•  Obtain competitors’ information on their current or future price, profit margins or costs, bids, market share, distribution practices, terms of sales, specific customers, or vendors.

•  Act in a manner that unfairly favors or benefits one customer over another.

•  Do not receive from a supplier detailed information about its offer to a competitor of the Company.

•  Require from your customers to purchase one (less desirable) product in order to obtain another (more desirable) product.

•  Use one-sided clause in the agreements

1.3	Behaviour at trade associations’ meetings

Various companies under the Group are members of many trade associations. These associations can be effective in gathering and disseminating appropriate information as well as in representing the industry to the public, government officials and agencies.

It is perfectly legitimate for employees to participate in trade associations, such activities are not allowed to go beyond such legitimate purpose and notably should not be used as a forum for illegal collusion between competitors, for example by facilitating price fixing, market, and customer allocation arrangements.

Any decisions of associations of companies which have the object or effect to restrict competition are equally prohibited. Antitrust authorities are normally suspicious about such “official” meetings with competitors. In order to deal with those suspicions, Trade Association should have a competition compliance policy which it strictly adheres to.

Guidance Note: Do’s and Don’ts’ at trade associations’ meeting

Always

•  Stay SOLID if discussions stray into risk areas:

•  State – that you cannot discuss such matters

•  Object – and if meeting is formal, ask for your objection to be minuted

•  Leave meeting if discussion continues and if meeting is formal, ask for your departure to be minuted

•  Inform the law department of the discussion

•  Document the meeting, discussions, and your response

•  Prior approval should be taken before joining any trade association and before accepting any decision making position in such organization.

•  An agenda should be circulated well in advance of any meeting and that agenda should not have any anti-competitive issues to be discussed and that agenda is strictly complied with.

•  Minutes should be recorded and distributed.

•  Keep distance from any decision (to be) taken by the trade association which may violate antitrust laws. If it continues, leave the meeting (do not accept any documentation) and make sure that your action is recorded

•  Same principles should be applied in discussions outside the formal trade association meeting (e.g., during lunches or dinners).

•  Carefully share non-commercially sensitive information about a customer or supplier, such as its credit rating or health & safety record. However, Vedanta must unilaterally decide whether to deal with such a customer/supplier;

•  Attend only meetings of legitimate trade and professional associations held for proper business or professional purposes.

Never

•  Participate in trade association gatherings where there is exchange of Commercially Sensitive Information.

•  Issue advice to the members on any Commercially Sensitive Issues, such as price, technology, and cost factors.

•  Follow any decision taken by a trade association which may infringe on antitrust laws

•  Agree, or even discuss, with a competitor to submit a “complementary bid” (i.e., a bid that does not fulfil requirements of a tender);

•  Agree to restrict or increase production, including levels of production, manufacturing processes and/or supply of services;

•  Share technological solutions for specific projects / purchasing/sales strategy, including whether to purchase/sell products or systems from a particular supplier/to a particular customer, or at which conditions;

•  Agree to impose a collective boycott of a supplier or customer or a competitor without a legitimate reason.

“Commercially Sensitive Information” is information that can influence a commercial decision or strategy of the Group or its competitor, and includes information about past, current or future:

•  Pricing elements (e.g., discounts, calculation methods), planned price changes;

•  Sales/purchase revenue, volumes , territories, order position, customer lists, agreements, terms of sale;

•  Offers, bids planned /made (technical specifications and Terms & Conditions);

•  Cost structures (R&D, production & distribution), profit margins, capacity utilization, output;

•  R&D plans & their results.

“Information is not commercially sensitive” if:

•  It does not relate to parameters of competition;

•  It is in the public domain;

•  It is historic (information older than 1 year – use your discretion); or

•  It is sufficiently aggregated to lose its sensitivity.

1.4	Benchmarking:

Obtaining information about competition may also have anti-competitive effects; it may enable the companies to better understand where they can improve follow prices and other business practices.

Guidance Note: Do’s and Don’ts’ on Benchmarking

Always

•  Obtain information from public sources or from independent third parties

•  Normally try to obtain historical data only (i.e. data which is at least 12 months old)

•  Conduct a benchmarking exercise with ‘sister’ companies/divisions/units

•  Conduct benchmarking exercise, which is unilateral, i.e., where the Company itself or with help of an independent consultant - without receiving any information from industry parties -compares its performance to that of other industry players using Competitive Intelligence;

•  Conduct benchmarking exercise with companies which are not competitors of Vedanta entities;

•  Conduct benchmarking exercise with competitors only if it relates to data which is not commercially sensitive, for e.g., human resource management, staffing, etc.

•  Have a legitimate detailed benchmarking work plan

•  Benchmarking exercises involving competitors must be approved by the compliance officer and be conducted according to a written benchmarking plan drafted specifically.

•  Benchmarking exercises must be limited to technical aspects of the business, unless approved by the Compliance Officer.

Never

•  Try to obtain information directly from competitor

•  Conduct internal benchmarking if it is not based on public information without checking with Legal and Compliance team of your company.

•  Conduct benchmarking without involving an independent organization, if possible

•  Make any direct contact with competitors during or in relation to an internal benchmarking exercise

•  Discuss the results of an internal benchmarking exercise with other participants or competitors.

2.	Abuse of Dominance:

A company has a dominant position if it enjoys a position of economic strength (and market power) which enables it to prevent effective competition and to behave independently of its competitors, customers, and consumers to an appreciable extent. The position starts to be assessed taking into account the company’s market share. Very large market shares maintained stable for a long time can be considered as evidence for the existence of a dominant position. In practice, a company is unlikely to be individually dominant if its market share is below a certain percentage.

However, the criterion for dominance is qualitative rather than quantitative. It is not strictly concerned with a specific market share in relevant market. However, dominance is presumed by most antitrust authorities where a market share of 50% or more exists on a given relevant market. It is important to keep in mind that, being dominant is not at all problematic under antitrust law; only the abuse of a dominant position on a given relevant market is prohibited.

2.1	Relevant market under antitrust law:

A relevant market definition under antitrust law has a product/services and geographical dimension. The relevant product/service market is understood as a market comprising “all those products and/or services which are regarded as interchangeable or substitutable by the consumer, by reason of the products’ characteristics, their prices and their intended use”.

The relevant geographic market is defined as comprising “the area in which the undertakings concerned are involved in the supply and demand of products or services, in which the conditions of competition are sufficiently homogeneous, and which can be distinguished from neighbouring areas because the conditions of competition are appreciably different in those areas”.

The main purpose of market definition is to identify in a systematic way the competitive constraints that the companies involved face.

2.2	Examples of Abuse of Dominance behaviour

Most of the abusive practices relate to pricing policy of a dominant company.

A dominant’s company’s pricing may neither be excessive, predatory nor discriminatory. Rebates and discounts also can constitute an issue where a dominant position is reinforced by a particular scheme. Other types of behaviour can also constitute an abuse, for instance tying or bundling (packaged selling of unconnected products) and under specific circumstances, a refusal to supply may also be abusive.

2.2.1	Excessive pricing

A dominant firm can abuse its position by charging excessive/unfair prices under antitrust law, when it’s pricing policy has no reasonable relation to the economic value of the product, and this can be determined by a twofold test: (i) the price-cost margin is excessive and (ii) the price imposed is either unfair in itself or when compared to competing products.

2.2.2	Loyalty rebates

A dominant firm should engage in reduction schemes which enhance loyalty. Discounts may be granted, but they should always be based on efficiency gains and linked to identifiable cost savings such as on volume. In particular, fidelity rebates, i.e., rebates conditional on the customer purchasing all or a large portion of its requirements from the supplier over a certain period are unlawful. These rebates restrict the customer from switching to alternative suppliers and as a result, are able to foreclose competing suppliers from the opportunity to make sales to those customers bound.

Target rebates, i.e., rebates that are conditional upon the distributor reaching certain targets, are in most instances unlawful for dominant firms. The same applies for discount schemes making reference to market share targets or market share minima. Non-written, non-transparent or subjective rebate schemes may be unlawful under antitrust law.

2.2.3	Predatory Pricing

Predatory pricing refers to a practice of a dominant firm of driving rivals out of business by selling at a price below the cost of production. It is a commercial strategy by which a dominant firm first lowers its price to a level which will ultimately force its rivals out of the market. When the latter have been successfully expelled, the company can raise the prices again and reap the rewards.

2.2.4	Discrimination in prices or other trading conditions

It is illegal for a company having a dominant position in the relevant market to enforce different prices or other trading conditions upon different customers in similar situations, or discriminatory licensing conditions, without objective justification.

Differentiation may be permissible if it is justified on objective grounds. For example, a lower price may be warranted where a distributor performs additional services not provided by other distributors or where larger volumes are purchased.

2.2.5	Refusal to supply

In general, there is no absolute obligation to supply, particularly where it concerns a potential customer with whom there has been no previous trading relationship. However, under antitrust law a dominant company is required to have some reasonable and fair commercial reason for cutting off or reducing supplies to an existing customer. Objective justifications might include real concerns about the customer’s creditworthiness or a shortage of the relevant product.

Guidance Note: Do’s and Don’ts’ on Abuse of Dominance

Always

•  Treat similar customers and distributors consistently and without any discrimination and any changes in this policy should have proper economic justification.

•  Ensure that refusal to supply is discussed in advance with the legal department and record the business reasons – justifiable reasons such as concerns about creditworthiness or shortage of product.

•  Provide quantity rebates, which reflect cost savings in economies of scale, and are available to all buyers and without any restriction on buyer’s choice of supplier.

Never

•  Grant discounts rebates or fidelity bonuses only after consulting with Business Owner/Compliance officer.

•  Pricing should not give a false impression of excessive or predation in market.

•  Unreasonably and without any commercial reason cut off or reduce supplies to an existing customer/supplier.

•  Agree to refuse to deal based on discussions or agreements with competitors.

•  Do not apply different discounts / rebates for different customers unless it is economically justifiable.

•  Grant loyalty rebates or discounts which have the effect of tying a customer to a supplier or any rebates which are based on the percentage of its requirements purchased by a customer.

3.	Language used in internal document and outside

Even if a company is in full compliance with antitrust laws, its oral and written communications may still suggest otherwise. In reality, that perfectly legal behaviour can become suspect, simply because of a poor choice of words. Discussing the legality of certain behaviour in writing is inadvisable for the same reasons; while the author may be wrong in suggesting that certain behaviour may not be allowed, it nevertheless raises the attention of the antitrust authority. Be careful with the language you choose in your documents and outside commination. If your text could be misinterpreted, give more contexts and/or use clearer language. Consider how documents could be read by other employees, competitors, and antitrust law authorities.

3.1	Red flag words/phrases

The following are examples of terms and phrases which should be avoided in any communication, correspondence or agreement relating to Vedanta group’s activities as they could create an unwarranted inference of anticompetitive behaviour or intent:

• Dominant/dominate the market	• A “right” margin

• Fix prices/control prices	• Control/stabilize the market

• Prevent imports	• Divide/partition the market

• Reserve a market	• Reasonable competition; no cowboys

• Share the market/coordinate prices	• Drive out of the market

• Smash/crush the competition	• Eradicate competition

• Eliminate from the market	• Boycott

• Destroy this document/delete this e-mail after reading

• “Our” market

4.	Regulatory Approvals by Antitrust Authorities in case of M & A

Acquisitions of assets or equity from another company may violate the antitrust laws if the effect of the acquisition could impair competition. Parties to transactions that meet certain financial thresholds, regardless of the deal’s effect on competition, must give prior notice to respective antitrust authority.

To ensure the Company’s compliance with this notice requirement, employees must consult to the respective Compliance Officer of the Company, before reaching an agreement on a transaction that would result in the acquisition by the Company (or by any affiliate) of either asset, equity, or a combination.

The failure to file a required notice with the antitrust agencies can have serious consequences. The parties can be:

•	Fined per day for each day that they proceed without filing.

•	Required to undo their transaction.

•	Forced to delay closing until they have made a filing and the specified waiting period has expired.

The company’s corporate transaction must also avoid “gun jumping” (that is, taking substantial steps to coordinate or integrate their activities before the required waiting period has expired). Standard contractual provisions that require a target to preserve its assets and operations until closing usually raise no issues. However, when the acquiring party exercises significant influence over the management of the target, or where the parties coordinate their business activities, the antitrust authority may conclude that the parties are enjoying the benefits of their transaction prematurely and seek to impose fines.

4.1	Non-compete clauses

Non-compete clauses are justified if such provisions:

•

are for limited time periods, when the transfer of the business includes the transfer of customer loyalty in the form of both goodwill and know-how and up to two years, when only goodwill is transferred;

•	have a clearly prescribed limited geographic scope;

•	remain limited to products forming the economic activity of the business transferred; and

•

do not extend to a prohibition of holding shares purely for financial investment purposes - the investments can be limited, where the shareholding, directly or indirectly, leads to any management functions or any material influence in the competing company.

Guidance Note: Do’s and Don’ts’ on M&A

Always

•  Submit Merger filings before the regulatory antitrust authorities (where required)

•  Consult Business Owner/Compliance officer before finalizing any M& A activities.

•  Do proper antitrust due diligence before starting M& A activities.

•  Operate as separate entities and continue to compete until the transaction is complete.

•  Do mention any reasons why pre-merger coordination between merging entities is necessary.

•  The Company may make unilateral decisions regarding the future of the merged entity and internally do what is necessary to carry out those decisions.

•  The Company and its merging entity can jointly plan for the consolidation.

•  Share balance sheets, income statements, and tax returns, current and projected sales revenues, lists of current products, manufacturing operations,

•  Share general information regarding existing joint ventures or similar relationships with third parties (giving due consideration to confidentiality obligations).

Never

•  Complete an M&A transaction without doing approaching the concerned antitrust authorities for their clearance.

•  Discuss commercially sensitive information n/related to any other entity besides the entities involved in the merger transaction.

•  Establish joint product development teams or co-mingle personnel until the merger is complete unless a strong justification for the same is available.

•  Dictate to the merging entity the prices and terms of trade to be offered by it to its customers, or what customers it may not approach.

•  Limit the merging entity’s participation in trade shows and other business development opportunities.

•  Agree upon prices, sales terms, customers, and sales territories prior to closing of the merger.

5.	Regulatory Compliance Monitoring Mechanism

It is the obligation of every employee to strictly comply with the applicable antitrust laws. In order to ensure and monitor compliance, following monitoring mechanism has adopted.

5.1	Reporting Channels

To fulfil the Group’s commitment to comply with antitrust law, all employees have an obligation to report any of the following:

•	A violation of the law.

•	Conduct that might be a violation of the law.

•	Questionable conduct that might indicate a violation.

A report may be made to any of the following:

•	An employee’s supervisor unless the employee suspects that the supervisor has participated in or condoned the violation.

•	A member of the Law Department.

•	The Compliance Hotline.

5.2	Reporting to the Compliance Hotline

The Compliance Hotline is a 24-hour service that any employee can contact to report any violation or potential violation of the law. Employees can also use the Compliance Hotline to seek any guidance on legal and ethical compliance. The Compliance Hotline can be contacted through one of the following channels:

•	Telephone (India) +91-22 -66461000

•	Email: sgl.whistleblower@vedanta.co.in

Your reports to the Compliance Hotline will be confidential if you so request.